Exhibit 10.1
December 20, 2024
Federal Home Loan Bank of Topeka
Incentive Plan Targets
Metric Weights, Goal Metrics and Metric Performance Ranges

This Incentive Plan Targets document (Targets Document) specifies FHLBank’s goal objectives, metrics, metric performance ranges, and goal and metric weights (the Targets) for the participants (Participants) in FHLBank’s Executive Incentive Compensation Plan (EICP) and Short-Term Incentive Plan (STIP). These Targets are adopted for the 2025 Performance Period.

A.Metric Weighting Summary - The following metric weight for each goal metric is assigned to the Participants:

Goal Objective	Metric	Weight
Housing and Community Development Mission Alignment	•Affordable Housing Program (AHP) General Fund Ratio (10%) •Native American Housing Initiatives (NAHI) Grants Ratio (10%) •Member Participation in Housing and Community Development Programs (10%)	30%
Financial Performance	•Return on Equity Spread (30%)	30%
Risk Management	•Market, Credit, Liquidity (15%) •Compliance, Business, Operations (15%)	30%
Diversity, Equity, Inclusion and Belonging	•Education & Culture (5%) •Leadership, Culture and Community (5%)	10%
	Total:	100%

B.2025 Base Performance Period Metrics- The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.

Housing and Community Development Mission Alignment
1.Affordable Housing Program (AHP) General Fund Ratio
Definition: The AHP General Fund references FHLBank’s required competitive affordable housing program.

Measure: The AHP General Fund Ratio refers to the total dollar amount of applications submitted for the AHP General Fund compared to the total dollar amount allocated to the AHP General Fund available to be awarded in the AHP General Fund for the performance year based on the Required Annual AHP Contribution.

Performance Range:

	% Ratio
Goal	Threshold	Target	Optimum
AHP General Fund Ratio	100%	150%	250%

Exhibit 10.1
2.    Native American Housing Initiatives (NAHI) Grants Ratio
Definition: The NAHI references FHLBank’s voluntary grant program that provides Native American tribes and Tribally Designated Housing Entities (TDHE) with access to grant funds intended to build their communities in support of housing for tribal members in FHLBank’s district (Colorado, Kansas, Nebraska and Oklahoma).

Measure: The ratio refers to the total dollar amount in applications submitted for the NAHI compared to the initial total dollars available to be awarded in the NAHI for the performance year.

Performance Range:

	% Ratio
Goal	Threshold	Target	Optimum
NAHI Ratio	100%	200%	300%

3.     Member Participation in Housing and Community Development Programs
Definition: Housing and Community Development Programs include the following six program categories: (1) the AHP General Fund; (2) TurnKey; (3) Community Housing/Development Programs; (4) NAHI (5) Mortgage Rate Reduction; and (6) voluntary discounted advances program. Participation in the AHP General Fund means a member submits an AHP General Fund application. Participation in TurnKey means a member submits a reservation for a TurnKey product. Participation in a Community Housing/Development Program means a member has an approved Community Housing Program or Community Development Program application. Participation in NAHI means a member submits a NAHI application. Participation in the Mortgage Rate Reduction product means a member sells to FHLBank a mortgage using the product. Participation in the voluntary discounted advances program means a member receives an advance under the terms of the program.

Measure: Achievement is measured by adding the number of members participating in each of the six Housing and Community Development Programs offered by FHLBank in the calendar year. Member participation shall be counted separately for participation in each of the six program categories. Member participation is counted irrespective of whether the member was acquired, merged, or otherwise terminates FHLBank membership.

Performance Range:

	Member Participation in Housing and Community Development Programs
Goal	Threshold	Target	Optimum
Member Participation in Housing and Community Development Programs	200	230	260

Financial Performance
Return on Equity Spread to Secured Overnight Financing Rate (SOFR)
Definition: The spread between (a) adjusted net income (as defined below) divided by the daily average total regulatory capital and (b) the daily average of overnight SOFR.
•Adjusted net income is calculated as net income calculated under generally accepted accounting principles (GAAP), excluding the following items:
◦Required AHP regulatory assessment
◦Voluntary contributions to housing programs
◦Incurred Withdrawal Liability expense

Exhibit 10.1
◦Fair value fluctuations on designated fair value hedge relationships, economic hedges, and other derivatives as required by accounting standards
◦Realized and unrealized gains/losses on securities
◦Prepayment/yield maintenance fees
◦Gains/losses on mortgage loans held for sale
◦Gains/losses on early retirement of debt and related derivatives
Performance Range:

Annual Performance Range
Threshold	3.50%
Target	4.75%
Optimum	5.75%

Required Total Regulatory Capital
FHLBank shall maintain a daily average Total Regulatory Capital as a percentage of average Total Assets of 4.75 percent for 2025. If FHLBank’s daily average Total Regulatory Capital as a percentage of average Total Assets is below 4.75 percent for 2025, the Total Base Opportunity available to Participants for the Financial Performance Goals shall be adjusted as reflected in the table below.

Daily Average Total Regulatory Capital for 2024	Financial Performance Goals Adjustment
≥4.75%	0%
≥4.70% and <4.75%	-25%
≥4.65% and <4.70%	-50%
≥4.60% and <4.65%	-75%
<4.60%	-100%

Risk Management
1.Risk Management – Market, Credit and Liquidity Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Range:

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

Exhibit 10.1
2.Risk Management – Compliance, Business and Operations Risks
Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Performance Range:

Score
Threshold	3.0
Target	4.0
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

Diversity, Equity, Inclusion and Belonging (DEIB)

1.DEIB Education
Definition: FHLBank’s DEIB education initiative is defined as the advancement of DEIB, to the maximum extent possible, in balance with financially safe and sound business practices through business partner engagement with DEIB experiences.

Measure: Achievement is measured by business partner engagement in at least three DEIB Experiences, as defined below. Engagement will be calculated through the attendance and completion of the post-DEIB experience survey provided to participants after each DEIB Experience.

Performance Range:

Business Partner Participation
Threshold	75%
Target	80%
Optimum	85%

Business Partner Engagement: Total number of business partners employed anytime between March 1, 2025 and November 1, 2025 will be counted as business partners in the engagement calculation. Business partners who terminate employment prior to March 1, 2025, business partners who become employed after November 1, 2025 and interns will not count towards the engagement calculation.

DEIB Experiences are FHLBank opportunities approved by the Chief People and Inclusion Officer (CPIO) that educate business partners and increase knowledge of and competencies in content and principles regarding DEIB. These DEIB Experiences include but are not limited to training workshops, educational programs, discussion groups, and featured speakers.

Engagement is defined as the opportunity for business partners to associate information provided during DEIB Experiences with learning outcomes that have meaning and value to their professional and/or personal lives.

Exhibit 10.1
Learning Outcomes will be created for each individual DEIB Experience articulating the intended learning expectations. Learning outcomes are the specific goal(s) that summarizes the significant knowledge or skill that business partners can reasonably be expected to take away from a DEIB Experience.

Post-DEIB Experience Survey will measure unique intended learning outcomes created for each DEIB Experience through survey questions.

2.Leadership, Culture and Community
Definition: FHLBank’s DEIB Leadership, Culture and Community outcomes are defined as the advancement of DEIB, to the maximum extent possible in balance with financially safe and sound business practices, through the embedding of DEIB within FHLBank culture through events and promoting inclusive behaviors. Addressing biases and focusing on inclusive behaviors supports the inclusion of diverse-owned vendors, diverse-owned broker dealers, and diverse individuals, as defined in the DEIB Policy, in all business activities of FHLBank. Business practice outcome measures support the current DEIB Strategic Plan strategic goals.

DEIB Metrics: One point is awarded by achievement of the following.
•Leadership Growth: Eighty-five percent (85%) of managers complete the Intercultural Development Inventory (IDI) assessment and participate in the individual debrief to increase knowledge of and competencies in content and principles regarding DEIB.
•Culture: Provide tangible and practical examples of equity and belonging at ten different opportunities.
•Culture: Celebrate cultural diversity at four FHLBank-sponsored events.
•Recognition: Recognition of business partners displaying the DEIB value through 48 different Making A Difference public recognitions.
•Community: Thirty-five percent (35%) of full-time business partners use four volunteer and community activity hours during the calendar year.

Performance Range:

Points
Threshold	2 out of 5 points
Target	3 out of 5 points
Optimum	5 out of 5 points

Application of Equity and Belonging includes information and examples provided by the Office of Inclusion to business partners and approved by the CHRIO of how equity and belonging apply to daily work.

Celebrating cultural diversity is the consideration of at least one diverse cultural perspective and must be approved by CPIO.

IDI Assessment assesses intercultural competence which is the capability to shift cultural perspective and appropriately adapt behavior to cultural difference and commonalities.

Individual Debrief Meeting is a meeting with a qualified administrator of the IDI to review the results of the IDI assessment and the Individual Development Plan.

FHLBank-sponsored events are those activities to which all business partners are invited, including, but not limited to, Town Hall, Family Outing, Holiday Cheers, Winter Party and Summer Fun.

Exhibit 10.1
Learning Outcomes will be created for each example of how equity and belonging apply to daily work articulating the intended learning expectations. Learning outcomes are the specific goal(s) that summarizes the significant knowledge or skill that business partners can reasonably be expected to take away from an example of equity and belonging.

Managers Completion: Managers, excluding members of the Leadership team, with one or more direct reports employed anytime between March 1, 2025, and November 1, 2025 will be counted as managers for the Leadership IDI assessment goal. Business partners who terminate employment prior to March 1, 2025, business partners who become employed after November 1, 2025 will not be counted for the Leadership IDI Assessment goal. Managers who have previously completed the IDI Assessment in 2023 will need to re-take the IDI assessment.

Recognition is performed using the Making a Difference Awardco process. The recognition must be public, include the DEIB value, clearly describes how the business partners displayed the DEIB value and be approved by the CHRO. Displaying the DEIB value may include but is not limited to highlighting inclusive behavior, highlighting equitable behavior, highlighting allyship, or behaviors to create a feeling of belonging.

Volunteer and community activity hours is a benefit provided by FHLBank for business partners to use for volunteer activities related to institutions located in the United States and recognized as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code as well as public schools and libraries. With approval from the business partner’s manager, regular full-time business partners may use up to eight hours of paid work time per calendar year for volunteer activities. Total number of business partners employed anytime between March 1, 2025 and November 1, 2025 will be counted as business partners in the volunteer and community activity calculation. Business partners who terminate employment prior to March 1, 2025, business partners who become employed after November 1, 2025, and interns and part-time business partners will not count towards the volunteer and community activity calculation.